Exhibit (d)(gg)
SUBADVISORY AGREEMENT
     AGREEMENT made effective the 1st day of May, 2010 among Franklin Advisory Services, LLC, a Delaware Limited Liability Company (“Subadviser”), Pacific Life Fund Advisors LLC, a Delaware Limited Liability Company (“Investment Adviser”), and Pacific Select Fund, a Massachusetts Business Trust (the “Trust”).
     WHEREAS, the Trust is registered with the Securities and Exchange Commission (“SEC”) as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);
     WHEREAS, the Investment Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);
     WHEREAS, the Subadviser is registered with the SEC as an investment adviser under the Advisers Act;
     WHEREAS, the Trust has retained the Investment Adviser to render investment advisory services to the various portfolios of the Trust pursuant to an Advisory Agreement, as amended, and such Agreement authorizes the Investment Adviser to engage a subadviser to discharge the Investment Adviser’s responsibilities with respect to the investment management of such portfolios;
     WHEREAS, the Trust and the Investment Adviser desire to retain the Subadviser to furnish investment advisory services to one or more portfolios of the Trust, and the Subadviser is willing to furnish such services to such portfolios and the Investment Adviser in the manner and on the terms hereinafter set forth; and
     NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed among the Trust, the Investment Adviser, and the Subadviser as follows:
     1. Appointment. The Trust and the Investment Adviser hereby appoint Subadviser to act as subadviser to provide investment advisory services to the portfolios of the Trust or a designated portion of a portfolio (“Segment”) listed on Exhibit A attached hereto (individually, a “Portfolio” and together, the “Portfolios”) for the periods and on the terms set forth in this Agreement. Unless otherwise specified herein, reference to a “Portfolio” shall include the Segment. The Subadviser accepts such appointment and agrees to furnish the services set forth herein for the compensation herein provided.
          In the event the Investment Adviser wishes to retain the Subadviser to render investment advisory services to one or more portfolios of the Trust other than the Portfolio or to make changes to the allocation of a Segment, the Investment Adviser shall notify the Subadviser in writing and shall revise Exhibit A to reflect such additional portfolio(s) or change to a Segment. If the Subadviser is willing to render such services, it shall notify the Trust and the Investment Adviser in writing, whereupon such portfolio shall become a Portfolio hereunder, and be subject to this Agreement.

     2. Subadviser Duties. Subject to the supervision of the Trust’s Board of Trustees (the “Board”) and the Investment Adviser, the Subadviser will provide a continuous investment program for the Portfolio and determine the composition of the assets of the Portfolio. The Subadviser will provide investment research and analysis, which may include computerized investment methodology, and will conduct a continuous program of evaluation, investment, purchases and/or sales, and reinvestment of the Portfolio’s assets by determining the securities, cash and other investments, including, but not limited to, futures, options contracts, swaps and other derivative instruments, if any and at the most to the extent permitted in the Portfolio’s registration statement, that shall be purchased, entered into, retained, sold, closed, or exchanged for the Portfolio, when these transactions should be executed, and what portion of the assets of the Portfolio should be held in the various securities and other investments in which it may invest, and the Subadviser is hereby authorized to execute and perform such services on behalf of the Portfolio. To the extent permitted by the written investment policies of the Portfolio, the Subadviser shall make decisions for the Portfolio as to foreign currency matters and make determinations as to the retention or disposition of foreign currencies or securities or other instruments denominated in foreign currencies, or derivative instruments based upon foreign currencies, including forward foreign currency contracts and options and futures on foreign currencies and shall execute and perform the same on behalf of the Portfolio; the Subadviser shall not be required to make use of any such derivative instruments. The Subadviser shall make commercially reasonable efforts to vote proxies, provided that the Subadviser receives proxies from the Fund custodian in a timely manner, on behalf of the Portfolio, as the Subadviser determines is in the best interest of the Portfolio in accordance with the Subadviser’s proxy voting policy. The Subadviser is authorized, on behalf of the Portfolio, to open brokerage accounts in accordance with Trust procedures. The Subadviser is authorized, on behalf of the Portfolio, to enter into futures account agreements, ISDA master agreements and related documents, and to open accounts and take other necessary or appropriate actions related thereto, in accordance with Trust procedures.
          In performing these duties, the Subadviser:
          (a) will conform with (1) the 1940 Act and all rules and regulations thereunder, and releases and interpretations related thereto (including any no-action letters and exemptive orders which have been granted by the SEC applicable to the Trust (if, and as provided to the Subadviser by the Investment Adviser), to the Investment Adviser (if, and as provided to the Subadviser by the Investment Adviser), or to the Subadviser); (2) applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “1934 Act”); (3) any applicable written procedures, policies and guidelines adopted by the Board and furnished to the Subadviser; provided, however, that Subadviser shall not be required to comply with any requirements of such procedures, policies and guidelines to the extent that such compliance would require disclosure of confidential or non-public information of clients (including Franklin Templeton mutual funds) of Subadviser or its affiliates; (4) the Trust’s objectives, investment policies and investment restrictions as stated in the Trust’s Prospectus and Statement of Additional Information as supplemented or amended from time to time, as furnished to the Subadviser; and (5) the provisions of the Trust’s Registration Statement filed on Form N-1A under the Securities Act of 1933 (the “1933 Act”) and the 1940 Act, as supplemented or amended from time to time (the “Registration Statement”), as furnished to the Subadviser; (6) Section 851(b)(3) of Subchapter M of the Internal Revenue Code of 1986,

as amended (the “Code”) in regard to the managed portion of the Segment and will notify the Investment Adviser and the Trust quarterly of any instruments in the managed portion of the Segment that may be treated as non-qualifying for purposes of Section 851(b)(2) of the Code; (7) any other applicable laws and regulations, including without limitation, proxy voting regulations; and (8) the provisions of Section 817(h) of the Code, applicable to the Portfolio. To the extent that the Subadviser engages in transactions that require segregation of assets or other arrangements, including but not limited to, options, futures contracts, short sales or borrowing transactions, the Subadviser shall designate to the Trust’s Custodian those assets to be segregated in accordance with the 1940 Act, if necessary, based upon trading strategies and positions the Subadviser employs on behalf of the Portfolio, as well as to segregate assets, if necessary, in accordance with the 1934 Act and any other requirements of broker/dealers who may execute transactions for the Portfolio in connection therewith. Until the Investment Adviser delivers any supplements or amendments to the Subadviser, the Subadviser shall be fully protected in relying on the procedures, policies and guidelines and the Trust’s Registration Statement that were previously furnished by the Investment Adviser to the Subadviser. In managing the Portfolio in accordance with the requirements of this Section 2, the Subadviser shall be entitled to receive and act upon advice of counsel to the Trust, to the Investment Adviser or to the Subadviser that is also acceptable to the Investment Adviser. Notwithstanding any other provisions of this Agreement, the Subadviser shall act upon written instructions from the Portfolio or the Investment Adviser.
          (b) Intentionally omitted.
          (c) is responsible, in connection with its responsibilities under this Section 2, for decisions to buy and sell securities and other investments for the Portfolio, for broker-dealer and futures commission merchant (“FCM”) selection, and for negotiation of commission rates. The Subadviser’s primary consideration in effecting a security or other transaction will be to obtain the best execution for the Portfolio, taking into account the factors specified in the Prospectus and Statement of Additional Information for the Trust, as they may be amended or supplemented from time to time and furnished to the Subadviser. Subject to such policies as the Board may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Subadviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Portfolio to pay a broker or dealer, acting as agent, for effecting a Portfolio transaction at a price in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Subadviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Subadviser’s (or its affiliates’) overall responsibilities with respect to the Portfolio and to its other clients as to which it exercises investment discretion. To the extent consistent with these standards, and in accordance with Section 11(a) of the 1934 Act and Rule 11a2-2(T) thereunder, and subject to any other applicable laws and regulations including Section 17(e) of the 1940 Act, the Subadviser is further authorized to place orders on behalf of the Portfolio through the Subadviser if the Subadviser is registered as a broker or dealer with the SEC or as a FCM with the Commodities Futures Trading Commission (“CFTC”), through any of its affiliates that are brokers or dealers or FCMs or such other entities which provide similar services in foreign countries, or through such brokers and dealers that also provide research or statistical research and material, or other services to the Portfolio or the Subadviser. Such allocation shall be in such amounts and proportions as the Subadviser shall determine consistent with the above standards, and, upon request, the Subadviser will report on said allocation to the Investment Adviser and Board, indicating the brokers, dealers or FCMs to which such allocations have been made and the basis therefor. The Subadviser is authorized to open brokerage accounts on behalf of the Portfolio in accordance with Trust procedures. The Subadviser shall not direct brokerage to any broker-dealer in recognition of, or otherwise take into account in making brokerage allocation decisions, sales of shares of a Portfolio or of any other investment vehicle by that broker-dealer.
          (d) may, on occasions when the purchase or sale of a security is deemed to be in the best interest of a Portfolio as well as any other investment advisory clients, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be so sold or purchased with those of its other clients where such aggregation is not inconsistent with the policies set forth in the Registration Statement as furnished to the Subadviser. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in a manner that is fair and equitable and consistent with the Subadviser’s fiduciary obligations to the Portfolio and to such other clients.
          (e) will, in connection with the purchase and sale of securities for the Portfolio, together with the Investment Adviser, arrange for the transmission to the custodian and recordkeeping agent for the Trust, on a daily basis, such confirmation(s), trade tickets, and other documents and information, including, but not limited to, CUSIP, SEDOL, or other numbers that identify securities to be purchased or sold on behalf of the Portfolio, as may be reasonably necessary to enable the custodian and recordkeeping agent to perform its administrative and recordkeeping responsibilities with respect to the Portfolio, and with respect to Portfolio securities to be purchased or sold through the Depository Trust Company, will arrange for the automatic transmission of the confirmation of such trades to the Trust’s custodian and recordkeeping agent, and, if required, the Investment Adviser. The Subadviser agrees to comply with such rules, procedures and time frames as the Trust’s custodian may reasonably set or provide with respect to the clearance and settlement of transactions for a Portfolio, including but not limited to submission of trade tickets. Any Portfolio assets shall be delivered directly to the Trust’s custodian.
          (f) will provide reasonable assistance to the Investment Adviser, custodian or recordkeeping agent for the Trust in determining or confirming, consistent with the procedures and policies stated in the Trust’s valuation procedures and/or the Registration Statement, the value of any portfolio securities or other assets of the Portfolio for which the Investment Adviser, custodian or recordkeeping agent seeks assistance from the Subadviser or identifies for review by the Subadviser. Such reasonable assistance shall include (but is not limited to): (i) designating and providing timely access, on an as-needed basis and upon the reasonable request of the Investment Adviser or custodian, to one or more employees of the Subadviser who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall be available for consultation when the Board’s Valuation Committee convenes; (ii) notifying the Investment Adviser in the event any Portfolio security’s value does not appear to reflect corporate actions, news, significant events and as a result the Subadviser recommends a change in the valuation of such Portfolio security; or such security otherwise requires review to determine if fair valuation is necessary under the Trust’s procedures; (iii) applying to the Portfolio’s assets the procedures of the Subadviser used for valuing the assets held by other accounts under management of the Subadviser and notifying the Investment Adviser of the valuation of such assets determined under such procedures, including in the event that the application of such procedures would result in a determination of fair value with respect to any asset held by the Portfolio where a market quotation is not readily available or is deemed to be unreliable with respect to such asset; (iv) upon the request of the Investment Adviser or custodian, assisting in obtaining bids and offers or quotes from broker/dealers or market-makers with respect to securities held by the Portfolio; (v) verifying pricing and providing recommendations for fair valuations in accordance with the Subadviser’s valuation procedures; and (vi) maintaining adequate records and written backup information with respect to the securities valuation services provided hereunder, and providing such information to the Investment Adviser or the Trust upon request. Such records shall be deemed to be Trust records, however, the Subadviser is permitted to maintain copies of those records necessary to comply with federal regulatory requirements. The parties to this Agreement acknowledge that, though Subadviser may, at the request of the Investment Adviser, provide assistance with valuation of assets of the Portfolio, the Subadviser shall not be responsible for the Trust’s valuation decisions.
          (g) will maintain and preserve such records related to the Portfolio’s transactions as required under the 1940 Act and the Advisers Act. The Subadviser will make available to the Trust and the Investment Adviser promptly upon request, any of the Portfolio’s investment records and ledgers maintained by the Subadviser (which shall not include the records and ledgers maintained by the custodian and recordkeeping agent for the Trust), as are necessary to assist the Trust and the Investment Adviser in complying with requirements of the 1940 Act and the Advisers Act, as well as other applicable laws, and will furnish to regulatory authorities having the requisite authority any information or reports in connection with such services which may be requested in order to ascertain whether the operations of the Trust are being conducted in a manner consistent with applicable laws and regulations.
          (h) will regularly report to the Board on the investment program for the Portfolio and the issuers and securities represented in the Portfolio, and will furnish the Board, with respect to the Portfolio, such periodic and special reports as the Board and the Investment Adviser may reasonably request, including, but not limited to, reports concerning transactions and performance of the Portfolio, a quarterly compliance checklist, reports regarding compliance with the Trust’s procedures pursuant to Rules 17e-1, 17a-7, 10f-3 and 12d3-1 under the 1940 Act , fundamental investment restrictions, procedures for opening brokerage accounts and commodity trading accounts, liquidity determination of securities purchased pursuant to Rule 144A and 4(2) commercial paper, IOs/POs, confirmation of the liquidity of all other securities in the Trusts, and compliance with the Subadviser’s Code of Ethics, and such other reports or certifications concerning the Subadviser’s duties under this Agreement that the Investment Adviser may reasonably request from time to time. Notwithstanding any other provision of this paragraph (h) or of this Agreement, Subadviser shall not be required to make or furnish any reports containing confidential or non-public information of clients (including Franklin Templeton mutual funds) of Subadviser or its affiliates.
          (i) will adopt a written Code of Ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act and will provide the Investment Adviser and the Trust with a copy of the Code of Ethics, together with evidence of its adoption. Within 30 days of the end of each calendar quarter during which this Agreement remains in effect, the president or a vice president the chief compliance officer and/or president and/or managing director (as the Investment Adviser determines appropriate) of the Subadviser shall certify to the Investment Adviser that the Subadviser has complied with the requirements of Rule 17j-1 during the previous calendar quarter and that there have been no violations of the Code of Ethics or, if a violation has occurred, that appropriate action has been taken in response to such violation. Upon written request of the Investment Adviser or the Trust, the Subadviser shall permit representatives of the Investment Adviser and the Trust to examine the reports (or summaries of the reports) required to be made under the Code of Ethics and other records evidencing enforcement of the Code of Ethics.
          (j) will provide to the Investment Adviser a copy of the Subadviser’s Form ADV, and any supplements or amendments thereto, as filed with the SEC, on an annual basis (or more frequently if requested by the Investment Adviser or the Board) including any portion which contains disclosure of legal or regulatory actions. The Subadviser represents and warrants that it is a duly registered investment adviser under the Advisers Act and will notify the Investment Adviser immediately if any action is brought by any regulatory body which would affect that registration. The Subadviser will provide a list of persons whom the Subadviser wishes to have authorized to give written and/or oral instructions to Custodians of assets for the Portfolio.
          (k) will be responsible for meeting the Subadviser’s regulatory obligations, including the preparation and filing of such reports with respect to the assets of the Portfolio reflecting holdings over which the Subadviser or its affiliates have investment discretion as may be required from time to time, including but not limited to Schedule 13G, Form 13F and Form SH.
          (l) will not permit any employee of the Subadviser to have any material involvement with the management of the Portfolio if such employee has:
                    (i) been, within the last ten (10) years, convicted of or acknowledged commission of any felony or misdemeanor (a) involving the purchase or sale of any security, (b) involving embezzlement, fraudulent conversion, or misappropriation of funds or securities, (c) involving sections 1341, 1342 or 1343 of Title 18 of the U.S. Code, or (d) arising out of such person’s conduct as an underwriter, broker, dealer, investment adviser, municipal securities dealer, government securities broker, government securities dealer, transfer agent, or entity or person required to be registered under the Commodity Exchange Act, or as an affiliated person, salesman, or employee or officer or director of any investment company, bank, insurance company, or entity or person required to be registered under the Commodity Exchange Act;

                    (ii) been permanently or temporarily enjoined by reason of any misconduct, by order, judgment, or decree of any court of competent jurisdiction, from acting as an underwriter, broker, dealer, investment adviser, municipal securities dealer, government securities broker, government securities dealer, transfer agent, or entity or person required to be registered under the Commodity Exchange Act, or as an affiliated person, salesman or employee of any investment company, bank, insurance company, or entity or person required to be registered under the Commodity Exchange Act, or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any security.
          (m) will not disclose or use any records or information obtained pursuant to this Agreement (excluding investment research and investment advice) in any manner whatsoever except as expressly authorized in this Agreement or in the ordinary course of business in connection with placing orders for the purchase and sale of securities or obtaining investment licenses in various countries or the opening of custody accounts and dealing with settlement agents in various countries, and will keep confidential any information obtained pursuant to the Agreement, and disclose such information only if the Board has authorized such disclosure, or if such disclosure is required by applicable federal or state law or regulations or regulatory authorities having the requisite authority. The Trust and the Investment Adviser will not disclose or use any records or information with respect to the Subadviser obtained pursuant to this Agreement, in any manner whatsoever except as expressly authorized in this Agreement, and will keep confidential any information obtained pursuant to this Agreement, and disclose such information only as expressly authorized in this Agreement, if the Board has authorized such disclosure, or if such disclosure is required by applicable federal or state law or regulations or regulatory authorities having the requisite authority. Notwithstanding any other provision of this Agreement, the Subadviser may include the performance of the Portfolio attributable to the time period Subadviser provided services under this Agreement as part of any composite performance information of the Subadviser.
          (n) will upon their request provide reasonable assistance to the Investment Adviser, the Trust, and any of its or their trustees, directors, officers, and/or employees in complying with the provisions of the Sarbanes-Oxley Act of 2002 to the extent such provisions relate to the services to be provided by, and the obligations of, the Subadviser hereunder. Specifically, and without limitation to the foregoing, the Subadviser agrees to provide certifications to the principal executive and financial officers of the Trust (the “certifying officers”) that correspond to and/or support the certifications required to be made by the certifying officers in connection with the preparation and/or filing of the Trust’s Form N-CSRs, N-Qs, N-SARs, shareholder reports, financial statements, and other disclosure documents or regulatory filings, in such form and content as the Trust shall reasonably request or in accordance with procedures adopted by the Trust as provided to Subadviser.
          (o) is, along with its affiliated persons, permitted to enter into transactions with the other portfolios of the Trust and affiliated persons of those other portfolios of the Trust (collectively, the “Other Portfolios”). In doing so, the Subadviser is prohibited from consulting with the Investment Adviser or the subadvisers of these Other Portfolios concerning securities transactions of the Portfolio except for the purpose of complying with the conditions of Rule 12d3-1(a) and (b) under the 1940 Act.
          (p) will exercise voting rights with respect to portfolio securities held by a Portfolio in accordance with written policies and procedures adopted by the Subadviser, which may be amended from time to time, and which at all times shall comply with the requirements of applicable federal statutes and regulations and any related SEC guidance relating to such statutes and regulations (collectively, “Proxy Voting Policies and Procedures”). The Subadviser shall vote proxies on behalf of the Portfolio in a manner deemed by the Subadviser to be in the best interests of the Portfolio pursuant to the Subadviser’s written Proxy Voting Policies and Procedures. The Subadviser shall provide disclosure regarding the Proxy Voting Policies and Procedures in accordance with the requirements of Form N-1A for inclusion in the Registration Statement. The Subadviser shall report to the Investment Adviser in a timely manner a record of all proxies voted, in such form and format that complies with acceptable federal statutes and regulations (e.g., requirements of Form N-PX). The Subadviser shall certify at least annually or more often as may reasonably be requested by the Investment Adviser, as to its compliance with its own Proxy Voting Policies and Procedures and applicable federal statutes and regulations.
          (q) will provide reasonable assistance to the Trust and the Trust’s Chief Compliance Officer (“CCO”) in complying with Rule 38a-1 under the 1940 Act. Specifically, the Subadviser represents and warrants that it shall maintain a compliance program in accordance with the requirements of Rule 206(4)-7 under the Advisers Act, and shall provide the CCO with reasonable access to information regarding the Subadviser’s compliance program, which access shall include on-site visits with the Subadviser as may be reasonably requested from time to time. In connection with the periodic review and annual report required to be prepared by the CCO pursuant to Rule 38a-1, the Subadviser agrees to provide certifications as may be reasonably requested by the CCO related to the design and implementation of the Subadviser’s compliance program.
          (r) will comply with the Trust’s policy on selective disclosure of portfolio holdings of the Trust (the “Selective Disclosure Policy”), as provided in writing to the Subadviser and as may be amended from time to time. The Subadviser agrees to provide a certification with respect to compliance with the Trust’s Selective Disclosure Policy as may be reasonably requested by the Trust from time to time.
          (s) will notify the Investment Adviser promptly in the event that, in the judgment of the Subadviser, Portfolio share transaction activity becomes disruptive to the ability of the Subadviser to effectively manage the assets of a Portfolio consistent with the Portfolio’s investment objectives and policies.
          (t) will provide assistance as may be reasonably requested by the Investment Adviser in connection with compliance by the Portfolio with any current or future legal and regulatory requirements related to the services provided by the Subadviser hereunder.

          (u) will provide such certifications to the Trust as the Trust or the Investment Adviser may reasonably request related to the services provided by the Subadviser hereunder, including (but not limited to) certifications of compliance with Trust procedures, the Registration Statement, and applicable securities regulations.
          (v) The Investment Adviser agrees that the Subadviser shall not be expected or required to take any action with respect to legal proceedings (including, without limitation, class action lawsuits, governmental or regulatory victim funds, and bankruptcy proceedings) involving securities presently or formerly held in the Portfolio, or the issuers thereof, provided, however, upon request by the Investment Adviser, Subadviser will research and confirm to the Investment Adviser whether the Portfolio held or traded in a particular security, on any particular day or during any particular timeframe within the term of this Agreement, as the Investment Adviser may specify; and Subadviser will provide relevant trade information and documentation (for example, a schedule of purchases and sales and/or holdings or trade tickets) for such security.
          (w) will provide reasonable assistance to the Investment Adviser with respect to the annual audit of the Trust’s financial statements, including, but not limited to: (i) providing broker contacts as needed for obtaining trade confirmations (in particular with respect to investments in loans (including participations and assignments) and all derivatives, including swaps); (ii) providing copies of all documentation relating to investments in loans (including participations and assignments) and derivative contracts, within a reasonable time after the execution of such documentation; (iii) providing assistance in obtaining trade confirmations in the event the Trust or the Trust’s independent registered public accounting firm is unable to obtain such confirmations directly from the brokers; and (iv) obtaining market quotations for investments (including investments in loans (including participations and assignments) and derivatives) that are not readily ascertainable in the event the Trust or the Trust’s independent registered public accounting firm is unable to obtain such market quotations through independent means.
          (x) will, on an annual basis, advise the Investment Adviser (i) if the Subadviser acts as sub-adviser to another U.S. registered mutual fund that follows the same investment strategy as the Portfolio and (ii) if so, whether the Subadviser’s fee rate is less than the rate charged the Investment Adviser for management of the Portfolio.
          (y) will, for the duration of this Agreement, not directly or indirectly solicit or induce any investment personnel of Investment Adviser or its affiliated companies to leave the employ of Investment Adviser or affiliated company. After investment personnel of Investment Adviser or an affiliate cease to be in the employ of Investment Adviser or affiliate, Subadviser shall be free to directly or indirectly employ or retain such personnel in any capacity, so long as Subadviser did not solicit or induce such personnel to leave the employ of Investment Adviser or its affiliate.
     3. Disclosure about Subadviser and Portfolio. The Subadviser represents that it has reviewed the current Registration Statement and agrees to promptly review future amendments to the Registration Statement, including any supplements thereto, which relate to the Subadviser, filed with the SEC (or which will be filed with the SEC in the future) and represents that, solely with respect to the disclosure respecting or relating to the Subadviser, excluding any performance information related to Subadviser, such Registration Statement that the Subadviser has reviewed contains no untrue statement of any material fact and does not omit any statement of material fact which was required to be stated therein or necessary to make the statements contained therein not misleading. The Subadviser further agrees to notify the Investment Adviser and the Trust immediately of any material fact about the Subadviser, known to the Subadviser respecting or relating to the Subadviser, that is not contained in the Registration Statement or prospectus for the Trust, or any amendment or supplement thereto, or of any statement respecting or relating to the Subadviser contained therein that becomes untrue in any material respect. The Subadviser agrees to provide to the Investment Adviser and the Trust a written summary that complies with the corresponding sections related to principal investment strategies and principal risks of Form N-1A for a statutory prospectus and summary prospectus with respect to the Portfolio (the “Portfolio Description”) as of the date of this Agreement. The Subadviser agrees to annually, or more frequently, as necessary, review the Portfolio Description for accuracy and completeness and provide to the Investment Adviser a revised Portfolio Description promptly if the Portfolio Description is not accurate or complete. In addition, the Subadviser agrees to comply with the Investment Adviser’s reasonable request for information regarding the personnel of the Subadviser who are responsible for the day-to-day management of a Portfolio’s assets.
     4. Expenses. The Subadviser shall bear all expenses incurred by it and its staff with respect to all activities in connection with the performance of the Subadviser’s services under this Agreement, including but not limited to salaries, overhead, travel, preparation of Board materials, review of marketing materials relating to Subadviser or other information provided by Subadviser to the Investment Adviser and/or the Trust’s Distributor, and marketing support; provided, however, that the Portfolio shall bear costs including, without limitation, external legal costs, of entering into all agreements, documents, authorizations, forms and other instruments needed to trade or enter into instruments and investments for the Portfolio, including exchange traded and over-the-counter derivative contracts, securities and instruments so long as the investment or instrument is permitted by the Portfolio’s prospectus and the costs have been pre-approved in writing by the Investment Adviser. Subadviser agrees to pay to the Investment Adviser the cost of generating a prospectus supplement, which includes preparation, filing, printing, and distribution (including mailing) of the supplement, if the Subadviser makes any changes that the Subadviser believes require immediate disclosure in the prospectus or any required regulatory documents by supplement, including changes to its structure or ownership, to investment personnel, to investment style or management, or otherwise (“Changes”), and at the time of notification to the Trust by the Subadviser of such Changes, the Trust is not generating a supplement for other purposes or the Trust does not wish to add such Changes to a pending supplement. In the event two or more subadvisers each require a supplement simultaneously, the expense of each supplement will be shared pro rata with such other subadviser(s) based upon the number of pages required by each such subadviser. All other expenses not specifically assumed by the Subadviser hereunder or by the Investment Adviser under the Advisory Agreement are borne by the applicable Portfolio of the Trust. The Trust, the Subadviser and the Investment Adviser shall not be considered as partners or participants in a joint venture.

     5. Compensation. For the services provided and the expenses borne by the Subadviser pursuant to this Agreement, the Investment Adviser will pay to the Subadviser a fee in accordance with Exhibit A attached to this Agreement. This fee will be computed and accrued daily and payable monthly. The fees for any month during which this Agreement is in effect for less than the entire month shall be pro-rated based on the number of days during such month that the Agreement was in effect.
     6. Seed Money. The Investment Adviser agrees that the Subadviser shall not be responsible for providing money for the initial capitalization of any Portfolio.
     7. Compliance.
          (a) The Subadviser agrees that it shall immediately notify the Investment Adviser and the Trust (i) in the event that the SEC, CFTC, or any banking or other regulatory body has censured the Subadviser; placed limitations upon the activities, functions or operations of the Subadviser, or has suspended or revoked its registration as an investment adviser; or has commenced proceedings or an investigation that can reasonably be expected to result in any of these actions; (ii) upon having a reasonable basis for believing that a Portfolio has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code; and (iii) upon having a reasonable basis for believing that the Portfolio has ceased to comply with the diversification provisions of Section 817(h) of the Code or the Regulations thereunder. The Subadviser further agrees to notify the Investment Adviser and Trust immediately of any material fact known to the Subadviser respecting or relating to the Subadviser that is not contained in the Registration Statement, or any amendment or supplement thereto, or of any statement concerning the Subadviser or the Portfolio contained therein that becomes untrue in any material respect.
          (b) The Investment Adviser agrees that it shall immediately notify the Subadviser (i) in the event that the SEC has censured the Investment Adviser or the Trust; placed limitations upon either of their activities, functions, or operations; suspended or revoked the Investment Adviser’s registration as an investment adviser; or has commenced proceedings or an investigation that may result in any of these actions; (ii) upon having a reasonable basis for believing that a Portfolio has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code; or (iii) upon having a reasonable basis for believing that the Portfolio has ceased to comply with the diversification provisions of Section 817(h) of the Code or the Regulations thereunder.
     8. Independent Contractor. The Subadviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Investment Adviser from time to time, have no authority to act for or represent the Investment Adviser in any way or otherwise be deemed its agent. The Subadviser understands that unless provided herein or authorized from time to time by the Trust, the Subadviser shall have no authority to act for or represent the Trust in any way or otherwise be deemed the Trust’s agent.
     9. Books and Records. In compliance with the requirements of and to the extent required by Section 31(a) of the 1940 Act and the rules thereunder, the Subadviser hereby agrees that all records which it maintains for the Portfolio are the property of the Trust, however, the Subadviser is permitted to maintain copies of those records necessary to comply with federal regulatory requirements and further agrees to surrender promptly to the Trust any of such records upon the Trust’s or the Investment Adviser’s request, although the Subadviser may, at its own expense, make and retain a copy of such records.
     10. Cooperation. Each party to this Agreement agrees to cooperate with each other party and with all appropriate governmental authorities having the requisite jurisdiction (including, but not limited to, the SEC and state insurance authorities) in connection with any investigation or inquiry relating to this Agreement or the Trust.
     11. Responsibility and Control. Notwithstanding any other provision of this Agreement, it is understood and agreed that the Trust reserves the right to direct, approve or disapprove any action hereunder taken on its behalf by the Subadviser, provided, however, that the Subadviser shall not be liable for any losses to the Trust resulting from the Trust’s direction, or from the Trust’s disapproval of any action proposed to be taken by the Subadviser.
     12. Services Not Exclusive. It is understood that the services of the Subadviser and its employees are not exclusive, and nothing in this Agreement shall prevent the Subadviser (or its employees or affiliates) from providing similar services to other clients, including investment companies (whether or not their investment objectives and policies are similar to those of the Portfolio) or from engaging in other activities.
     13. Liability. Except as may otherwise be required by the 1940 Act or the rules thereunder or other applicable law, the Trust and the Investment Adviser agree that the Subadviser, any affiliated person of the Subadviser, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls the Subadviser, shall not be liable for, or subject to any damages, expenses, or losses in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in the performance of the Subadviser’s duties, or by reason of reckless disregard of the Subadviser’s obligations and duties under this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall constitute a waiver or limitation of rights that the Trust may have under federal or state securities laws.

         14. Indemnification.
          (a) The Subadviser agrees to indemnify and hold harmless, the Investment Adviser, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act (“affiliated person”) of the Investment Adviser, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls (“controlling person”) the Investment Adviser (collectively, “PL Indemnified Persons”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Investment Adviser or such affiliated person or controlling person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Subadviser’s responsibilities to the Trust which (i) are based upon any willful misfeasance, bad faith, gross negligence, or reckless disregard of, the Subadviser’s obligations and/or duties under this Agreement by the Subadviser or by any of its directors, officers or employees, or any affiliate acting on behalf of the Subadviser (other than a PL Indemnified Person), or (ii) are based upon any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement or prospectus covering the Shares of the Trust or any Portfolio, or any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon information furnished in writing to the Investment Adviser, the Trust, or any affiliated person of the Trust by the Subadviser or any affiliated person of the Subadviser (other than a PL Indemnified Person) provided, however, that in no case is the Subadviser’s indemnity in favor of the Investment Adviser or any affiliated person or controlling person of the Investment Adviser deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his duties, or by reason of his reckless disregard of obligations and duties under this Agreement.
          (b) The Investment Adviser agrees to indemnify and hold harmless the Subadviser, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act of the Subadviser and each person, if any, who, within the meaning of Section 15 of the 1933 Act controls (“controlling person”) the Subadviser (collectively, “Subadviser Indemnified Persons”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which a Subadviser Indemnified Person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Investment Adviser’s responsibilities as Investment Adviser of the Trust which (i) are based upon any willful misfeasance, bad faith or gross negligence by the Investment Adviser, any of its directors, officers, or employees or any affiliate acting on behalf of the Investment Adviser (other than a Subadviser Indemnified Person), or (ii) are based upon any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement or prospectus covering the Shares of the Trust or any Portfolio, or any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, unless such a statement or omission was made in reliance upon information furnished in writing to the Investment Adviser, the Trust, or any affiliated person of the Trust by the Subadviser or any affiliated person of the Subadviser (other than a PL Indemnified Person) provided however, that in no case is the Investment Adviser’s indemnity in favor of the Subadviser Indemnified Persons deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his duties, or by reason of his reckless disregard of obligations and duties under this Agreement.
     15. Duration and Termination. This Agreement shall become effective as of the date of execution first written above, and shall continue in effect for two years and continue thereafter on an annual basis with respect to the Portfolio; provided that such annual continuance is specifically approved at least annually (a) by the vote of a majority of the Board, or (b) by the vote of a majority of the outstanding voting shares of the Portfolio, and provided that continuance is also approved by the vote of a majority of the Board who are not parties to this Agreement or “interested persons” (as such term is defined in the 1940 Act) of the Trust, the Investment Adviser, or the Subadviser, cast in person at a meeting called for the purpose of voting on such approval.
          This Agreement may be terminated with respect to any Portfolio:
          (a) by the Trust at any time with respect to the services provided by the Subadviser, without the payment of any penalty, by vote of a majority of the Board or by a vote of a majority of the outstanding voting shares of the Trust or, with respect to a particular Portfolio, by vote of a majority of the outstanding voting shares of such Portfolio, upon sixty (60) days’ prior written notice to the Subadviser and the Investment Adviser;
          (b) by the Subadviser at any time, without the payment of any penalty, upon sixty (60) days’ prior written notice to the Investment Adviser and the Trust.
          (c) by the Investment Adviser at any time, without the payment of any penalty, upon sixty (60) days’ prior written notice to the Subadviser and the Trust.
          This Agreement will terminate automatically in event of its assignment under the 1940 Act and any rules adopted by the SEC thereunder, but shall not terminate in connection with any transaction not deemed an assignment. In the event this Agreement is terminated or is not approved in the manner described above (i) Subadviser agrees to provide all reports, certification and assistance called for pursuant to paragraphs 2(b), 2(h), 2(i), 2(k), 2(n), 2(p), and 2(q) within 30 business days of termination; and (ii) the Sections or Paragraphs numbered 2(g) for a period of six years, and 2(m), 2(t), 2(v), 9, 10, 13, 14, 16, 17, 18 and 19 of this Agreement as well as any applicable provision of this Paragraph numbered 15 shall remain in effect.
     16. Use of Name.
          (a) It is understood that the name “Pacific Life Insurance Company,” “Pacific Life Fund Advisors LLC,” “Pacific Asset Management,” “Pacific Life Funds,” and “Pacific Select Fund” and any abbreviated forms and any derivatives thereof and any logos associated with those names (including, without limitation, the whale logo) (collectively, “Pacific Life Names”) are the valuable property of the Investment Adviser and its affiliates, and that the Subadviser shall not use such names (or abbreviations, derivatives or logos) except solely to identify the Subadviser as the subadviser to the Portfolio as required by law or governmental regulations without the prior written approval of the Investment Adviser and only so long as the Investment Adviser is an investment adviser to the Trust and/or the Portfolio. Upon termination of this Agreement, the Subadviser shall forthwith cease to use such names (or abbreviations, derivatives or logos). If the Subadviser makes any unauthorized use of a Pacific Life Name, the parties acknowledge that the Investment Adviser, Trust or other related parties, as applicable, shall suffer irreparable harm for which monetary damages may be inadequate and thus, the applicable party shall be entitled to injunctive relief, as well as any other remedy available under law.
          (b) The parties agree that the name of the Subadviser, the names of any affiliates of the Subadviser and any derivatives of such or logo or trademark or service mark or trade name of the Subadviser and its affiliates (altogether, “Subadviser Names”) are the valuable property of the Subadviser and its affiliates. The Investment Adviser and the Portfolio may use the name of the Subadviser to identify it as the subadviser to the Portfolio in the Trust’s Registration Statement, annual and semi-annual reports, proxies, or as otherwise required by law or governmental regulations. Any other use of a Subadviser Name must be expressly pre-approved in writing by the Subadviser. Upon termination of this Agreement, the Investment Adviser and the Portfolio shall forthwith cease to use Subadviser Names unless required by law. If the Investment Adviser or the Portfolio makes any unauthorized use of a Subadviser Name, the parties acknowledge that the Subadviser shall suffer irreparable harm for which monetary damages may be inadequate and thus, the Subadviser shall be entitled to injunctive relief, as well as any other remedy available under law.
     17. Limitation of Liability. A copy of the Declaration of Trust for the Trust is on file with the Secretary of the State of Massachusetts. The Declaration of Trust has been executed on behalf of the Trust by a Trustee of the Trust in his capacity as Trustee of the Trust and not individually. The obligations of this Agreement with respect to the Portfolio shall be binding upon the assets and property of each such Portfolio individually, and not jointly, and shall not be binding upon any Trustee, officer, employee, agent or shareholder, whether past, present, or future, of the Trust individually, or upon the Trust generally or upon any other portfolio of the Trust.
     18. Notices. All notices and other communications hereunder shall be in writing sent by facsimile first, if practicable, but shall only be deemed given if delivered in person or by messenger, cable, certified mail with return receipt, or by a reputable overnight delivery service which provides evidence of receipt to the parties at the following addresses (or at such other address or number for a party as shall be specified by like notice):

A.	if to the Subadviser, to:

Franklin Advisory Services, LLC
One Parker Plaza, Ninth Floor
Fort Lee, New Jersey 07024
Attention: William J. Lippman

With a copy to:

Franklin Templeton Investments
One Franklin Parkway
San Mateo, California 94403
Attention: General Counsel

B.	if to the Investment Adviser, to:

Pacific Life Fund Advisors LLC
700 Newport Center Drive
Newport Beach, CA 92660
Facsimile transmission number: (949) 719-0804
Attention: Robin S. Yonis

C.	if to the Trust, to:

Pacific Select Fund
c/o Pacific Life Insurance Company
700 Newport Center Drive
Newport Beach, CA 92660
Facsimile transmission number: (949) 719-0804
Attention: Robin S. Yonis
     19. Miscellaneous.
          (a) This Agreement shall be governed by the laws of California, without regard to the conflict of law principles thereof, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or rules or orders of the SEC thereunder. The term “affiliate” or “affiliated person” as used in this Agreement shall mean “affiliated person” as defined in Section 2(a)(3) of the 1940 Act.
          (b) The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.
          (c) To the extent permitted under Section 15 of this Agreement and under the 1940 Act, this Agreement may only be assigned by any party with prior written consent of the other parties.

          (d) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby, and to this extent, the provisions of this Agreement shall be deemed to be severable. To the extent that any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise with regard to any party hereunder, such provisions with respect to other parties hereto shall not be affected thereby.
          (e) This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute one and the same Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first written above.

PACIFIC LIFE FUND ADVISORS, LLC

By:	/s/ Mark W. Holmlund	By:	/s/ Audrey L. Milfs

	Name: Mark W. Holmlund		Name: Audrey L. Milfs
	Title: EVP & Chief Investment Officer		Title: VP & Secretary

FRANKLIN ADVISORY SERVICES, LLC

By:	/s/ William J. Lippman	By:

	Name: William J. Lippman		Name:
	Title: President		Title:

PACIFIC SELECT FUND

By:	/s/ William J. Lippman	By:	/s/ Audrey L. Milfs

	Name: William J. Lippman		Name: Audrey L. Milfs
	Title: President		Title: VP & Secretary

Exhibit A

PACIFIC SELECT FUND
FEE SCHEDULE
Effective: May 1, 2010
Portfolio: Small-Cap Equity Portfolio
     The Investment Adviser will pay to the Subadviser a monthly fee for its services for the above noted Portfolio based on:
(a) The annual percentage of the combined average daily net assets of the Segment of the Small-Cap Equity Portfolio according to the following schedule:

Rate%	Break Point (assets)
0.60%	First $200 million

0.52%	Next $300 million

0.50%	Excess over $500 million
Fees for services shall be prorated for any portion of a year in which the Agreement is not effective.